Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into as of September 28, 2010 by and between Thomas M. Schoewe (“Mr. Schoewe” ) and Wal-Mart Stores, Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively, “Walmart”).

RECITALS

WHEREAS, on September 23, 2010, Mr. Schoewe formally notified the Company of his intent to retire as Executive Vice President of the Company effective on the close of business on January 31, 2011 (the “Retirement Date”); and

WHEREAS, the Company desires to continue to employ Mr. Schoewe through January 31, 2011, as described herein, and Mr. Schoewe wishes to continue such employment on the terms, provisions and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.	Employment.

a)	Mr. Schoewe shall remain Executive Vice President and Chief Financial Officer of Walmart through November 30, 2010, and beginning on December 1, 2010, he will remain a Walmart associate through January 31, 2011, at which time he will separate from service, unless the term of this Agreement is extended in writing by agreement of the parties. While employed with Walmart from December 1, 2010 through January 31, 2011, Mr. Schoewe shall:

(i)	be available on a full-time basis for consultation and advice to Wal-Mart’s management and the Board of Directors (the “Board”);

(ii)	facilitate, support and help with the transition of Walmart’s new Chief Financial Officer;

(iii)	be available to travel, domestically and internationally, and to tour stores and clubs with senior management and members of the Board for consultation and advice, as well as with other Walmart associates in aid of associate development; and

(iv)	at Walmart’s request, Mr. Schoewe shall represent Walmart at external meetings and speaking engagements.

2.	Compensation. Subject to compliance with the terms, provisions, and conditions of this Agreement, Mr. Schoewe shall receive the following compensation during his employment:

a)	Base Salary. Mr. Schoewe’s shall continue to receive his current annual base salary through January 31, 2011, which will be paid through Wal-Mart’s regular payroll;

b)	Incentive Payments. Mr. Schoewe will be eligible to receive his full incentive payment under the Wal-Mart Stores, Inc. Management Incentive Plan (the “MIP”) for the fiscal year ending January 31, 2011, but will not be entitled to an incentive payment for fiscal 2012 or any fiscal year thereafter;

c)	Future Equity Grants. Mr. Schoewe will not receive any future equity grants under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 (the “SIP”);

d)	Current Equity Grants. All unvested equity under the SIP will continue to vest as scheduled during employment through the Retirement Date, except as follows:

(i)	Performance Shares. Mr. Schoewe shall forfeit 100 percent of the 69,804 target performance shares he received on January 23, 2009 and 100 percent of the 62,465 target performance shares he received on January 19, 2010. The remaining target performance shares granted on January 21, 2008 shall be subject to the SIP; notices of award, as applicable; and the performance metrics for those grants approved by the Compensation, Nominating, and Governance Committee of the Board.

(ii)	Restricted Stock and Stock Options. Walmart and Mr. Schoewe acknowledge that Mr. Schoewe currently has unvested stock options and restricted stock grants under the SIP or predecessor equity plans of Walmart, which such equity awards are subject to stock option award notices and restricted stock award notices (collectively, the “Awards”). As consideration for the releases set forth in Section 4 of this Agreement and for extending the Noncompetition Agreement (as defined below), as amended by the Amendment (as defined below) and for other good and sufficient consideration, the vesting of: (a) certain shares of unvested restricted stock; and (b) certain stock options held by Mr. Schoewe will be accelerated to the Retirement Date, as set forth in Exhibit A. All other terms of such restricted stock awards and such stock option awards, including any deferral elections with respect to such awards, as set forth in the SIP, any predecessor equity plans of Walmart and the Awards, shall continue in full force and effect, and the receipt of such shares by Mr. Schoewe shall be subject to applicable tax withholding.

(iii)	Unvested Equity. All equity, other than as described in this Section 2(d), that vests after January 31, 2011, shall be forfeited.

e)	Other Payments and Benefits. As a Walmart associate, Mr. Schoewe will be entitled to participate in Walmart-sponsored plans and programs (except as limited by Sections 2(a) through (d) immediately above) on the same basis as other Walmart associates, similarly situated, through January 31, 2011. Unless otherwise provided for in the plans and programs, Mr. Schoewe’s participation in all Wal-Mart-sponsored benefit plans or programs will end on January 31, 2011.

3.	Prior Agreement and Transition Payments. Subject to the modifications set forth herein, Mr. Schoewe and Walmart reaffirm their respective obligations as set forth in the Post-Termination Agreement and Covenant Not to Compete, dated January 31, 2000 (the “Non-Competition Agreement”), and incorporated herein by reference, and the Amendment to Agreement, dated December 20, 2005 (the “Amendment”) attached hereto collectively as Exhibit B and incorporated herein by reference. Mr. Schoewe agrees to extend the covenant not to compete provided for in the Non-Competition Agreement as amended by the Amendment through and until January 31, 2014. Pursuant to the Noncompetition Agreement as amended by the Amendment, Mr. Schoewe shall receive total transition payments of $1,654,848, less applicable withholding (the “Transition Payments”). As soon as practical after the Retirement Date, but not to exceed 45 days after the Retirement Date, Mr. Schoewe will receive the first installment of the Transition Payments in a lump-sum payment in the amount of $ 413,712, less applicable withholding. Thereafter, Mr. Schoewe will receive the remaining $ 1,241,136 of the Transition Payments, less applicable withholding, over an eighteen (18) month period in equal bi-weekly installments beginning at the end of the regularly scheduled pay period six (6) months after the Retirement Date. The amounts described in this Section 3 are inclusive of all amounts to which Mr. Schoewe is entitled to receive from Walmart under and pursuant to the Non-Competition Agreement as amended by the Amendment.

4.	Release and Waiver of Claims.

a)	Prior to Walmart’s acceleration of the vesting of the restricted stock and stock options described in Section 2(d)(ii) of this Agreement, Mr. Schoewe shall execute and deliver a release and waiver of claims to Walmart agreeing to release, acquit, and forever discharge Walmart and its directors, officers, shareholders, employees, agents, successors, and assigns, from any and all claims, causes of action, and demands, including without limitation any claim for damages, costs, attorneys’ fees, expenses, and compensation whatsoever, whether known or unknown, arising out of or related to Mr. Schoewe’s employment with Walmart or his separation from service. Mr. Schoewe also releases any and all claims he may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims under: Title VII of The Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; COBRA; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving wrongful discharge, intentional infliction of emotional distress, the tort of outrage, or any other contract or tort claims.

b)	Limitation of Release. Nothing herein shall limit or impede Mr. Schoewe’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, any federal or state agency, to file a claim for unemployment compensation benefits, and/or any causes of action which by law he may not legally waive. Mr. Schoewe agrees, however, that if he or anyone acting on his behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Mr. Schoewe waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

5.	Confidential Information. Mr. Schoewe agrees that he will not at any time directly or indirectly use or disclose any confidential information obtained during the course of his employment with Wal-Mart, except when previously authorized by Walmart in writing. “Confidential Information” means information designated as such by Walmart pertaining to the business of Wal-Mart, and includes, without limitation, trade secrets obtained by Mr. Schoewe during the course of, or as a result of, Mr. Schoewe’s employment with Wal-Mart, including, without limitation, information regarding processes, suppliers (including the terms, conditions, or other business arrangements with suppliers), advertising and marketing plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Wal-Mart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Wal-Mart. On or prior to his separation from service, Mr. Schoewe shall return to Walmart all documentation, programs, software, equipment, statistics, and other written business materials concerning Walmart and any competitor of Walmart. Mr. Schoewe acknowledges that the obligations set out herein with respect to Confidential Information will remain in effect for a period of seven (7) years following his separation from service, or until such time as the Confidential Information becomes public other than through publication by Mr. Schoewe.

6.	Cooperation. Mr. Schoewe may from time to time after his separation from service be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings against Wal-Mart. Mr. Schoewe will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which Mr. Schoewe has knowledge. Mr. Schoewe agrees to resign from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which he may be a member, and to sign any documents acknowledging such resignations, as may be requested by Wal-Mart. Walmart will compensate Mr. Schoewe for reasonable travel expenses and other expenses incidental to any such cooperation provided to Wal-Mart, based upon mutually agreeable terms and conditions to be negotiated by the parties.

7.	Non-disparagement and Non-solicitation. After his separation from service, Mr. Schoewe shall not directly or indirectly: a) make disparaging comments regarding Wal-Mart, its business strategies and operations, and any of Wal-Mart’s officers, directors, associates, and shareholders; or b) solicit any current associate working for Walmart to leave his or her employment, or to provide names or referrals of current Walmart associates to any third party including recruiters, “headhunters” or others, either official or unofficial, seeking to hire, place or refer for employment.

8.	Statement of Ethics. Mr. Schoewe has read and understands the provisions of Wal-Mart’s Statement of Ethics. Mr. Schoewe acknowledges that he has complied with the applicable Statement of Ethics during his employment. The discovery of a failure to abide by the Statement of Ethics, whenever discovered, shall entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

9.	Advice of Counsel. Mr. Schoewe has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of his choice. Mr. Schoewe understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

10.	Taxes. Mr. Schoewe acknowledges and agrees that he is responsible for paying all taxes and related penalties and interest on his income. Walmart will withhold taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do. Walmart has not warranted to Mr. Schoewe that taxes and penalties will not be imposed under Section 409A. Mr. Schoewe will indemnify Walmart and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on Walmart with respect to Mr. Schoewe’s income).

11.	Remedies for Breach. With respect to any breach of this Agreement by Mr. Schoewe, he agrees to indemnify and hold Walmart harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by Walmart and to return immediately to Walmart all of the monies previously paid to Mr. Schoewe by Walmart under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart of any other remedies available under this Agreement or by law, including injunctive relief.

12.	Miscellaneous.

a)	Entire Agreement. This Agreement, the Non-Competition Agreement and the Amendment, as modified by this Agreement, together contain the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by Mr. Schoewe and the authorized representative of Walmart whose signature appears below.

b)	Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

c)	Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

d)	Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective permitted successors, assigns, and heirs. Neither party may assign this Agreement without the prior written consent of the other party.

e)	Governing Law and Dispute Resolution. The parties agree that this Agreement, the Non-Competition Agreement and the Amendment will be construed pursuant to, and governed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law. The parties agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiations, that any litigation hereunder shall be brought in the courts of the State of Delaware, County of New Castle, or in the U.S. District Court for the District of Delaware, and that venue and jurisdiction in those courts shall be proper.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THOMAS M. SCHOEWE	WAL-MART STORES, INC.

/s/ Thomas M. Schoewe	By:	/s/ Kathi Child
	Name:	Kathi Child
	Title:	SVP – Global Compensation & Organizational Effectiveness

EXHIBIT A

Stock Options to be Accelerated:

Grant Date	Number of Options to be Accelerated	Original Vesting Date
January 22, 2007	15,011	January 22, 2012

Restricted Stock to be Accelerated:

Grant Date	Number of Shares to be Accelerated	Original Vesting Date
January 5, 2004	9,592	January 5, 2012
January 3, 2005	10,580	January 3, 2013
January 21, 2008	6,299	January 21, 2012
January 21, 2008	6,318	January 21, 2013
January 23, 2009	7,748	January 23, 2013
January 23, 2009	7,772	January 23, 2014
January 19, 2010	6933	January 19, 2012
January 19, 2010	6934	January 19, 2014
January 19, 2010	6955	January 19, 2015

Exhibit B

The Noncompetition Agreement is incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2010, filed on March 30, 2010. The Amendment is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company dated December 12, 2005.